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                                                                    EXHIBIT 3.1

                         CERTIFICATE OF AMENDMENT OF
                  THE RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                        DIGITAL MICROWAVE CORPORATION

     Digital Microwave Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,


     DOES HEREBY CERTIFY:

     FIRST: That at a special meeting of the Board of Directors of Digital Microwave Corporation duly held on August 28, 1997, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the first paragraph of Article IV of this Corporation's Restated Certificate of Incorporation be amended to read in full as follows:

               "This Corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares that this Corporation is authorized to issue is 65,000,000. Five million (5,000,000) shares shall be Preferred Stock, consisting of 200,000 shares designated Series A Junior Participating Preferred Stock, and
          sixty million (60,000,000) shares shall be Common Stock.   The
          Preferred Stock shall have a par value of $.01 per share; the Common Stock shall have a par value of $.0l per share.

               Upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), each share of Common Stock of this Corporation issued and outstanding immediately prior to the Effective Time shall be changed and converted into two (2) shares of Common Stock of this Corporation."


     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.


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     THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, Digital Microwave Corporation has caused this certificate to be signed by Carl A. Thomsen, its Vice President, Chief Financial Officer and Secretary this 5th day of November, 1997.


                                   BY: /s/ CARL A. THOMSEN
                                       ---------------------------------------
                                       Carl A. Thomsen
                                       Vice President, Chief Financial Officer
                                       and Secretary


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